UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2006 (July 10, 2006)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 Other Event
Item 8.01. Other Event
On July 10, 2006, Crested Corp. (“Crested) and U.S. Energy Corp. (“USEG”) , d/b/a the USECC Joint Venture (“USECC”) signed an Exclusivity Agreement with sxr Uranium One Inc. (“Uranium One” or “SXR”), which is headquartered in Toronto, Canada with offices in South Africa and Australia (TSE and JSE “SXR”). Upon signing the Exclusivity Agreement, the Term Sheet (signed by Uranium One, and by USEG and Crested on June 22, 2006) became effective. The Term Sheet sets forth the indicative terms of a proposed sale of the majority of the USEG and Crested’s uranium assets to Uranium One.

Under the terms of the Exclusivity Agreement, Uranium One will pay to USECC US $750,000 cash (nonrefundable, except for material breach of the Exclusivity Agreement) for the exclusive right to purchase the USECC uranium assets, including the Shootaring Canyon uranium mill in southeast Utah (and all geological libraries and other intellectual property related to the acquired assets and the mill), for a period of up to 270 days (an initial six month period, plus an optional three month extension). During this time, the parties will prepare definitive acquisition agreements. Subject to satisfactory results on Uranium One’s due diligence review and obtaining all required approvals associated with the sale and purchase of the assets, the definitive agreements would be signed and the sale closed as soon as possible.

In addition, USECC anticipates that it will continue exploratory and other work on some or all of the assets. The Exclusivity Agreement provides that when the assets acquisition is closed, Uranium One will reimburse USECC for those expenses which have been pre-approved by Uranium One.

Under the Term Sheet, Uranium One has the right to purchase the assets under the following terms:

•  US $49,250,000 in Uranium One common stock at a set price at closing (the set price is the volume weighted average price of Uranium One stock for the 10 days prior to signing the Exclusivity Agreement, which is US $7.45 per share or Cdn $8.32). This represents the $50 million portion, less the cash paid for the Exclusivity Agreement.

•  US $20 million in cash upon the start of commercial operation of the Shootaring Canyon uranium mill.

•  US $7.5 million in cash upon the first delivery of mineralized material to a commercial uranium mill from any of the purchased properties that are subject to the Agreement.

•  A cash royalty equivalent to 5% of the revenues derived from the sales value of any commodity produced from the Shootaring Canyon uranium mill, to a maximum royalty payment of US $12.5 million.

USECC holds a 4% net profits interest on Rio Tinto’s Jackpot uranium property located on Green Mountain in Wyoming. This interest will not be included in the agreement to sell uranium assets to SXR. SXR has announced that it may acquire the Sweetwater mill and the Green Mountain properties from Rio Tinto, separate from the proposed transaction with USECC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: July 13, 2006	By:	/s/ Harold F. Herron
Harold F. Herron, President